EXHIBIT 10.56
SECOND AMENDMENT TO THE GLOBAL INDUSTRIES, LTD.
MANAGEMENT INCENTIVE PLAN
     Whereas, Global Industries, Ltd. (the “Company”) has authorized the amendment of the Global Industries, Ltd. Management Incentive Plan (the “Plan”) for the purposes of Section 409A of the Internal Code of 1986, as amended and the rules, notices and regulations thereunder (the “Code”) and to otherwise amend the Plan as provided below.
     Now, therefore, the Plan is hereby amended as follows:
     1. The following shall be added at the end of Section 4.3:
     “Notwithstanding the foregoing, the Committee in its sole discretion may also determine not to pay any Final Awards for a Plan Year even if all of the performance goals have been achieved.”
     2. The following shall be added at the end of the first sentence of Section 5.1:
     “but no later than March 15 following the end of the Plan Year for which the award is made.”
     3. Section 6.2 shall be amended to add the following at the end thereof:
     “Any such payment under this Section 6.2 shall be at the Committee’s sole discretion and shall not constitute a legally binding right of any Participant. A payment to a Participant under this Section 6.2 in one Plan Year does not mean any similarly situated Participant shall have a right to such payment in the same Plan Year or any other Plan Year.”
     4. Section 9 shall be amended in its entirety to read as follows:
     “The Company in its absolute discretion, without notice, at any time, may modify or amend, in whole or in part, any provisions of the Plan or suspend or terminate the Plan, without notice or the consent of any Participant (except that with respect to Target Incentive Awards for 2009 on the date hereof no such amendments or modifications will be made without the Participant’s consent if required under the Plan as in effect on the date preceding this amendment).”
     5. The following shall be added at the end of Section 11.2(a):
     “Subject to the requirements of Section 13, any amount payable hereunder shall be paid within 30 days after the Participant’s termination of employment.”
     6. The following shall be added as the second paragraph under Section 12:
     “None of the Company, its officers, directors, employees or agents guarantee or shall be liable for any tax consequences to Participants respecting amounts payable under this Plan or with respect to Participants’ participation in this Plan, including without limitation, any tax consequences under Code Section 409A.”
     7. New Section 13 shall be added as follows:
     “13. Code Section 409A. With respect to any amounts under the Plan payable on account of a Participant’s “Separation of Service” within the meaning of Code Section 409A, and that are subject to and not otherwise exempt from the requirements of Code Section 409A, including amounts payable under Section 11.2(a), no amount shall be paid to a Participant who is a “Specified Employee” within the meaning of Code Section 409A sooner than the first business date which is six months after the date of a Participant’s “Separation from Service” within the meaning of Code Section 409A and thereafter such amount shall be paid as soon as possible at the earliest time otherwise permitted under the Plan. With respect to amounts under the Plan that are subject to Code Section 409A and that are not otherwise exempt from Code Section 409A, a Participant’s termination of employment shall mean a Separation of Service within the meaning of Code Section 409A and the terms of the Plan shall be interpreted and construed in accordance with Code Section 409A, and notwithstanding anything herein to the contrary, the Company may amend the Plan (without any Participant’s consent) as it deems necessary to comply with Code Section 409A.”

GLOBAL INDUSTRIES, LTD.
By:	/s/ David R. Sheil
	Name:	David R. Sheil
	Title:	Senior Vice President, Human Resources

Date: December 22, 2009

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